Exhibit 5.2

May 24, 2011

Quality Distribution, LLC

QD Capital Corporation

Chemical Leaman Corporation

4041 Park Oaks Boulevard

Tampa, Florida 33610

Re:	Registration Statement on Form S-4 of Quality Distribution, LLC, QD Capital Corporation and the Guarantors Named Therein, including Chemical Leaman Corporation, Relating to New 9.875% Second Priority Senior Secured Notes due 2018 (File no. 333-173556)

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Pennsylvania for Chemical Leaman Corporation, a Pennsylvania corporation (“Chemical Leaman”), in connection with the above-referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offer by Quality Distribution, LLC, a Delaware limited liability company, and QD Capital Corporation, a Delaware corporation (together, the “Companies”), and the guarantors named therein (the “Guarantors”), including Chemical Leaman, to exchange up to $225,000,000 principal amount of the Companies’ new 9.875% Second-Priority Senior Secured Notes due 2018 (the “Exchange Notes”) for an equal principal amount of the Companies’ outstanding 9.875% Second-Priority Senior Secured Notes due 2018. The Exchange Notes will be guaranteed (the “Note Guarantees”) by the Guarantors, including Chemical Leaman, and will be issued under an Indenture dated as of November 3, 2010 (the “Note Indenture”) among the Companies, the Guarantors, including Chemical Leaman, and the Bank of New York Mellon Trust Company, N.A, as trustee.

In rendering the opinions hereinafter set forth we have examined and relied upon (i) Note Indenture, (ii) originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and amendments thereto and By-Laws of Chemical Leaman, (iii) Certificates of the Secretary of Chemical Leaman dated November 3, 2010 and May 24, 2011, and (iv) a certificate of subsistence and good standing of the Corporation issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania dated May 20, 2011 (the “Certificate of Good Standing”). We have assumed (x) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies, (y) that the Note Indenture and the Exchange Notes have been duly authorized, executed and delivered by the parties thereto, other than Chemical Leaman, and (z) that the Note Indenture and the Exchange Notes constitute legally valid and binding obligations of the parties thereto, other than Chemical Leaman, enforceable against each of them in accordance with their respective terms. We have also assumed that the Registration Statement will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon, and solely in reliance upon the review, the limited investigation and the assumptions described above we are of the opinion that:

1. Chemical Leaman is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

2. Chemical Leaman has all necessary corporate power and authority to execute, deliver and perform its obligations under the Note Indenture.

3. The execution and delivery of the Note Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Chemical Leaman.

4. Chemical Leaman has duly executed and delivered the Note Indenture.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder. We express no opinion as to the adequacy or accuracy of any information contained in the Registration Statement or any other disclosure relating to the sale or exchange of the Exchange Notes.

We assume no obligation to revise or supplement our opinions in the event that, after such time as the Registration Statement is declared effective, facts and circumstances come to our attention or changes in the law occur that could affect such opinions.

Very truly yours,

SCHNADER HARRISON SEGAL & LEWIS LLP

/s/ Schnader Harrison Segal & Lewis LLP